For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Strategic Communications
212-896-1250/ 212-896-1233

YTB INTERNATIONAL REPORTS TOTAL REVENUE OF $141 MILLION AND $3.2 MILLION NET INCOME FOR 2007
- - -
Value of travel services booked on YTB’s RTAs websites increased 84% in 2007 to $414.5 million

WOOD RIVER, Ill., April 1, 2008 - YTB International, Inc. (OTCPK: YTBLA) ('”YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced its financial results for the twelve-month period ending December 31, 2007.

Total revenue for the year ended December 31, 2007 increased 177% to $141.3 million, compared to $50.9 million for the previous year. While only the commissions arising from RTAs’ booking of travel services booked on the RTAs’ websites are reflected as a component of the Company’s revenues, YTB also keeps track of the aggregate retail value of all travel services that are sold by its RTAs’ websites (which directly impacts commission revenues). The value of such travel services increased 84% in 2007 to $414.5 million, from $225.7 million in 2006.

Net income for the year ended December 31, 2007 was $3.2 million, or $0.03 per diluted share, compared to a net loss of ($6.0) million, or ($0.07) per diluted share, for the 2006 fiscal year.

Stockholders’ equity as of the 2007 year end increased by $19.3 million or 958%, to $17.3 million from a ($2.0) deficit as of the end of fiscal 2006.

“2007 was a banner year for YTB. During the year we more than doubled the size of our network of RTAs to approximately 131,000 strong in addition to reporting three consecutive profitable quarters,” stated Scott Tomer, Chief Executive Officer of YTB. “As our company grows, so does the attention we have gained within the travel industry. Over the past year we have received praise for our energy and industry-changing business strategy from leading travel companies and organizations. However, not surprisingly, we have also attracted criticism from those companies with whom we indirectly and directly compete. We challenged these critics by concentrating on our business and making YTB one of the most successful travel service companies around. Moving into 2008, we see no signs of slowing down, as we expanded our services into Canada.”

“We have established a strong network of contacts within the travel world, which have led to significant agreements that have expanded the scope of our travel business. Most recently, we announced an exclusive partnership with Shanghai Spring International Travel Service and Mandarin Voyages to market and sell European tour packages, including trips to France, Germany, Belgium and Holland. These agreements expand our RTAs’ ability to offer fun, unique travel options,” stated, J. Kim Sorensen, CEO of YTB Travel Network, a wholly-owned YTB subsidiary. “We are very proud of these efforts and look forward to helping more RTAs find success through selling travel.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit .

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(Tables Follow)

This document is available on the KCSA Worldwide Website at www.kcsa.com.

YTB INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
Years Ended December 31, 2007 and 2006

	2007	2006

Net revenues	$141,285,474	$50,896,730

Operating expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	137,111,079	56,541,689
Franchise services and products	-	-
Depreciation and amortization	1,151,548	408,025

Total operating expenses	138,262,627	56,949,714

Income (loss) from operations	3,022,847	(6,052,984)

Other income (expense)
Gain on sale of assets	-	-
Interest and dividend income	447,369	170,224
Interest expense	(38,130)	(93,617)
Gain (loss) on sale of assets	(9,991)	-

Total other income	399,248	76,607

Income (loss) before income tax provision	3,422,095	(5,976,377)

Income tax provision	213,200	-

Net income (loss)	$3,208,895	$(5,976,377)

Net income (loss) per share:

Weighted-average shares outstanding - basic for Class A and Class B	97,377,194	82,300,473
Weighted-average shares outstanding - diluted for Class A and Class B	110,699,696	82,300,473

Net income (loss) per share - basic for Class A and Class B (amounts for Class A	$0.03	$(0.07)
and Class B shares are the same under the two-class method.)
Net income (loss) per share - diluted for Class A and Class B (amounts for Class A	$0.03	$(0.07)
and Class B shares are the same under the two-class method.)

YTB INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
December 31, 2007 and 2006
	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,730,570	$-
Other current assets, net	39,039,546	17,991,085

Total current assets	40,770,116	17,991,085

Long-term investments	1,000,000	-
Property and equipment, net	15,432,502	6,191,408
Intangible assets, net	2,395,151	2,468,580
Goodwill	2,979,322	2,224,322
Other assets	316,895	14,994

TOTAL ASSETS	$62,893,986	$28,890,389

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Other current liabilities	-	-

Current liabilities	$44,417,965	$30,637,085

Other long-term liabilities:
Long-term debt, less current maturities	219,641	241,659
Other liabilities	947,946	28,002

Total other long-term liabilities	1,167,587	269,661

TOTAL LIABILITIES	45,585,552	30,906,746

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	17,308,434	(2,016,357)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$62,893,986	$28,890,389

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